EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-163978 and Form S-8 No. 33-17912 of Lawson Products, Inc.) of our reports dated March 1, 2012, with respect to the consolidated financial statements and schedule of Lawson Products, Inc., and the effectiveness of internal control over financial reporting of Lawson Products, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois

March 1, 2012